Exhibit 6.13

BRAND ADVISORY AGREEMENT

This Brand Advisory Agreement (this “Agreement”) is made as of the latter date set forth on the signature page hereto (the “Effective Date”), by and between Agentiq Sports 1 Series Hunter Dobbins (the “Company”), a designated series of Agentiq Sports 1 Series LLC, a Delaware series limited liability company (the “Master LLC”), and Hunter Dobbins (the “Client”). The Company and the Client are referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company, acting through Agentiq Sports, Inc., the sole manager of the Company (the “Manager”), is engaged in the business of providing strategic brand enhancement and promotional advisory services, together with upfront capital, to a single athlete or public personality in exchange for a contractual right to receive a fixed percentage of such person’s future on-field professional sports earnings;

WHEREAS, the Client is a professional baseball player who desires to enhance and develop his personal brand and commercial opportunities and to receive the upfront capital and certain advisory services offered by the Company;

WHEREAS, in consideration of the Client’s sale to the Company of the contractual right to receive an amount equal to a certain percentage of the Client’s Brand Income (as defined in Section 1) during the Term, the Company has agreed to provide the Advisory Services to the Client and to pay to the Client an aggregate amount of THREE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($300,000.00) (the “Initial Advisory Payment”), in one or more installments, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Initial Advisory Payment shall be paid as follows: (i) $30,000 shall be paid by the Company to the Client within thirty (30) days following the Effective Date, and (ii) the remaining $270,000 shall be paid to the Client on or before January 8, 2027 (the “Outside Date”) in accordance with Section 4.1 hereof;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below. Other terms may be defined contextually elsewhere in the Agreement.

“Affiliate” means, with respect to any specified person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Autopay Authorization” means the standing authorization and instruction established and maintained by the Client directing the Client’s bank or other financial institution to transfer the Brand Amount from the Client’s designated bank account to the Company Account on a recurring basis each pay cycle, as described in Section 4.3.

“Brand Amount” means an amount equal to the product of (a) all Brand Income earned by the Client, whether directly or through any third party on the Client’s behalf, during the Term, multiplied by (b) the Brand Percentage. The Company’s right to a Brand Amount attaches when the applicable Brand Income is earned during the Term, but the Brand Amount becomes due and payable only when and to the extent that the Client, or any person on the Client’s behalf, receives the corresponding Brand Income.

“Brand Income Contract” means any contract, agreement, award, or other arrangement under which the Client earns or may become entitled to receive Brand Income.

“Brand Income” means any and all gross monies, compensation, or other consideration of any kind earned by or payable to the Client (or the Client’s designee or agent for the Client’s benefit) after the Commencement Date solely as a result of the Client’s direct participation, performance, or employment as a professional athlete in the Principal Business (as defined herein), including but not limited to base salary, signing bonuses, performance bonuses, prize or award money, and any other earnings directly attributable to the Client’s on-field activities and services as a professional athlete. For the avoidance of doubt, Brand Income includes all compensation paid to the Client by any MLB Organization Entity (as defined herein), provided that such compensation is attributable to the Client’s services as a professional baseball player within the Principal Business; the identity of the payor entity shall not affect whether such compensation constitutes Brand Income. For the avoidance of doubt, Brand Income does not include any compensation, fees, royalties, or other consideration received by the Client for endorsements, sponsorships, appearances, licensing, merchandising, or any other off-field commercial activities, regardless of whether such activities are related to the Client’s persona or reputation as an athlete. In calculating Brand Income, such amounts shall be net of: (i) any reasonable, documented out-of-pocket legal fees incurred by the Client in securing, negotiating, or documenting any contract that generates such income (to the extent not reimbursed by a third party); (ii) any reasonable, documented travel, lodging, and per diem expenses incurred by the Client during the Term in connection with securing such income (to the extent not reimbursed by a third party); and (iii) any self-employment taxes owed by the Client in connection with such income (collectively, the “Permitted Deductions”); provided, however, that the aggregate amount deducted under this clause (iii) shall not exceed the amount of taxes that would be imposed on the Client under the Federal Insurance Contributions Act (26 U.S.C. §§ 3101–3128) if the Client were treated as an employee (rather than a self-employed individual) with respect to such income; but without deduction for any commissions or fees payable to agents or representatives, or any taxes payable on the Client’s gross income. For the avoidance of doubt, Brand Income expressly excludes any and all amounts received by the Client for off-field activities, including but not limited to endorsements, sponsorships, personal appearances, speaking engagements, licensing of name/image/likeness, and any other commercial activities not directly related to the Client’s on-field performance as a professional athlete. If a single contract, payment or consideration includes both Brand Income and Excluded Income (as defined herein), the Parties will allocate such compensation in good faith and on a commercially reasonable basis; provided that, absent manifest error, the Company’s reasonable determination will control pending final resolution, subject to the audit and dispute procedures herein. Any Permitted Deductions must be reasonable, documented, and substantiated by contemporaneous records; deductions not substantiated in an audit shall be disallowed. Compensation paid by an MLB Organization Entity to Client in exchange for on-field services is presumed to be Brand Income unless clearly and expressly documented as off-field consideration unrelated to on-field services.

“MLB Organization Entity” means Major League Baseball, any Major League Baseball club, and any entity within the Major League Baseball organization, including any minor league affiliate, developmental league, or related entity, regardless of whether such entity is the Client’s direct employer or the payor of compensation to the Client.

“Brand Percentage” means a fixed three percent (3%) of the Brand Income that the Client agrees to pay to the Company as the Brand Amount.

“Client Persona” means the Client’s name, likeness, image, voice, signature (including facsimile signature), biography, personal characteristics, and all other indicia of the Client’s identity or persona, including any live, recorded, or photographed performance or appearance by the Client.

“Collection Failure” means any failure to establish, maintain, authorize, or give effect to the Autopay Authorization, or any failure by the Client to pay or remit the Brand Amount to the Company when due under this Agreement, including any cancellation, revocation, reduction, suspension, or modification of the Autopay Authorization without the Company’s prior written consent, except to the extent caused solely by the Company’s breach of this Agreement.

“Commencement Date” means the date on which the Company first pays any portion of the Initial Advisory Payment to the Client.

“Company” means Agentiq Sports 1 Series Hunter Dobbins, a designated series of Agentiq Sports 1 Series LLC, a Delaware series limited liability company.

“Effective Date” means the latter date set forth on the signature page hereto.

“Luxury Tax Value” means, with respect to any player contract between the Client and any team or entity within the MLB Organization Entity, the average annual value of such contract as calculated by Major League Baseball for purposes of the Competitive Balance Tax (as set forth in the applicable Major League Baseball Collective Bargaining Agreement), which is generally determined by dividing the total guaranteed compensation under the contract by the number of contract years, regardless of the actual payment schedule.

“Excluded Income” means the following categories of income or payments, which are excluded from the definition of Brand Income:

(a)  all proceeds paid to the Client (or the Client’s heirs, executors, administrators, successors or assigns) from any life, disability, or injury insurance policy, or from any insurance policy related to the Client’s status or eligibility to participate in the Principal Business, in each case to the extent such policy is purchased or in effect after the Commencement Date;

(b)  all compensation or earnings attributable to services performed by the Client prior to the Commencement Date (including any deferred compensation or contingent payments earned from activities as a professional athlete in the Principal Business before the Commencement Date), regardless of when such amounts are actually paid; and

(c)  any reimbursement or payment for documented incidental expenses incurred by the Client (such as travel, lodging, or per diem expenses), or the fair market value or actual payment for any such expenses provided in kind or paid by a third party on the Client’s behalf; and

(d)  all compensation, fees, royalties, or other consideration received by the Client for endorsements, sponsorships, personal appearances, speaking engagements, licensing of name, image, or likeness (“NIL”), merchandising, or any other off-field commercial activities, regardless of whether such activities are related to the Client’s persona or reputation as an athlete;

“Initial Advisory Payment” has the meaning provided in the recitals and Section 4.1.

“Manager” means Agentiq Sports, Inc., a Delaware corporation, which is the sole manager of the Master LLC and of each series thereof. The Manager is authorized to act on behalf of the Company as set forth in the Master LLC operating agreement, the Series Designation for the Company and herein.

“Outside Date” means January 8, 2027.

“Principal Business” means the Client’s primary professional occupation as a professional athlete in any of the following professional baseball leagues: (i) Major League Baseball, (ii) Nippon Professional Baseball in Japan, (iii) the Korea Baseball Organization, and (iv) the Mexican League (Liga Mexicana de Béisbol). For the avoidance of doubt, compensation earned by the Client from any league, tournament, or competition not listed above (including, without limitation, independent leagues, winter leagues, and exhibition play) shall not constitute Brand Income, which shall be specifically limited to the Client’s on-field participation, performance, and services as a player, including receipt of salary, bonuses, and prize money, and excluding any off-field commercial, promotional, or endorsement activities.

“Term” means the period of duration of this Agreement, as defined in Section 9.1 below.

“Series Designation” means the written designation establishing the applicable designated series of the Master LLC, incorporated into and made part of the Master LLC operating agreement, which sets forth the name of the series and its rights, powers, preferences, duties, and other terms, as amended from time to time.

“Territory” means worldwide, to the extent applicable to the rights and obligations under this Agreement.

2.  Advisory Services Provided by the Company

2.1.  Commencement of Obligations. The Company’s obligations to commence the Advisory Services under this Section 2, the Client’s obligation to pay the Brand Amount under Sections 3 and 4.3, and all other rights and obligations of the Parties under this Agreement that are expressed to commence on, or that are conditioned upon, the Commencement Date shall become effective and commence automatically upon the Company’s payment to the Client of any portion of the Initial Advisory Payment pursuant to Section 4.1, in each case without the need for any further action, notice, or instrument by either Party.

2.2  Services Scope.  The Company (acting through the Manager and its affiliates, contractors, and agents) shall provide strategic brand enhancement and promotional advisory services to the Client (the “Advisory Services”). These services may include, without limitation:

(a)  evaluation and development of the Client’s personal brand positioning;

(b)  planning and execution of fan engagement initiatives;

(c)  preparation and readiness consulting for sponsorships, endorsements, and other commercial opportunities related to the Client’s persona;

(d)  development and execution of marketing campaigns and content to increase the Client’s public visibility and marketability; and

(e)  ongoing advisory support regarding the Client’s branding and promotional activities.

For the avoidance of doubt, the Advisory Services provided under this Agreement expressly exclude any services that require certification or licensing as a player agent, contract advisor, or similar professional representative under applicable league, players’ association, or regulatory rules. The Company and its representatives will not negotiate, secure, or execute employment contracts, playing contracts, or other agreements on behalf of the Client that require such certification, nor will they represent the Client in employment-related negotiations with teams, leagues, or governing bodies. The Client remains solely responsible for engaging any certified agent or contract advisor as may be required for such matters.

2.3.  Brand Initiatives. In connection with the Advisory Services, the Company shall support brand-enhancement initiatives that may be agreed-upon by the Parties for the benefit of the Client. Such initiatives and the budget or amounts to be expended by the Company (if any) shall be determined by the Manager in consultation with the Client, consistent with the overall objectives of enhancing the Client’s brand and increasing the Client’s commercial opportunities. The Company shall administer any such initiatives and may engage third-party service providers or partners to carry out specific campaigns or projects.

Without limiting the foregoing, the Company intends to commit advertising and media resources to promote and grow the Client’s personal brand and social-media presence and, as of the Effective Date, anticipates spending in excess of five thousand dollars ($5,000) on advertising and media that feature the Client and are designed to drive social awareness of the Client and his brand and to grow the Client’s social-media following (the “Marketing Spend”). The amount, timing, nature, and allocation of the Marketing Spend may be adjusted by the Company in its discretion based on campaign performance, available opportunities, and other relevant circumstances, and this statement of present intention does not establish a minimum expenditure obligation. All expenditures made by the Company on brand initiatives shall be non-recoupable by the Company and shall constitute part of the Company’s performance of the Advisory Services.

2.4.  No Guarantee. The Client acknowledges that, while the Advisory Services and related initiatives are intended to enhance the Client’s brand and earnings potential, the Company has not made and does not make any guarantee or promise of any particular outcome or increase in the Client’s earnings or fame as a result of such services. The Client further acknowledges that the Client’s success in the Principal Business and related commercial endeavors depends on many factors beyond the Company’s control.

2.5.  Planning Meetings. During the Term, the Client agrees to meet (which may be via teleconference or videoconference) with representatives of the Company or the Manager on a periodic basis, at least bi-annually (twice a year) to review recent developments and to plan upcoming brand strategy and initiatives. The Parties shall cooperate in good faith to schedule such meetings at mutually convenient times, and the Client shall use reasonable efforts to make himself available for such meetings as part of the collaboration under this Agreement.

2.6  Use of Third Parties. The Client agrees that the Company and the Manager may utilize affiliated or third-party service providers, consultants, and agents to perform some or all of the Advisory Services or brand initiatives and may share necessary information (including Confidential Information and elements of the Client Persona) with such parties for the sole purpose of fulfilling the Company’s obligations under this Agreement. The Company shall remain responsible for the performance of any Advisory Services that it delegates to third parties, including any costs incurred in connection with the Advisory Services.

2.7  Advisory Services. The Parties acknowledge that the scope and extent of the Advisory Services to be provided by the Company under this Agreement are commensurate with the full Initial Advisory Payment. Subject to the minimum planning-meeting requirement in Section 2.5, the Manager shall determine, in its reasonable discretion and in consultation with the Client, the manner in which the Advisory Services shall be provided, including the frequency of planning meetings, the budget for brand-enhancement initiatives under Section 2.3, and the breadth of the services described in Sections 2.2(a) through 2.2(e). The Client’s obligation to pay the Brand Amount at the Brand Percentage on all Brand Income earned during the Term shall not be suspended, reduced, set off, excused, or terminated based on the scope, timing, or extent of Advisory Services actually provided, and no deficiency in the Advisory Services shall require repayment of any portion of the Initial Advisory Payment. The Client may seek specific performance or direct damages finally determined in accordance with Section 14 for an uncured material failure by the Company to perform the Advisory Services, but such failure shall not give the Client a right to terminate this Agreement under Section 9.3(b), withhold any Brand Amount, or obtain a refund of the Initial Advisory Payment.

3.  Grant of Revenue Sharing Interest

3.1.  Assignment of Brand Income Percentage. Effective as of the Commencement Date and continuing through the Term, the Client hereby sells, assigns, and grants to the Company the contractual right to receive the Brand Amount. The Company’s right to the Brand Amount attaches when the applicable Brand Income is earned during the Term, regardless of when that Brand Income is paid. The Client shall pay the corresponding Brand Amount when and to the extent that the Client, or any person on the Client’s behalf, receives that Brand Income, in accordance with Section 4.3. The Advisory Services and the Initial Advisory Payment are provided as consideration for the Company’s right to receive the Brand Amount. The Client’s obligation to pay the Brand Amount, which does not constitute a loan or a debt, shall be absolute and unconditional and shall apply regardless of whether the Client is employed, contracted, or self-employed in generating the Brand Income and regardless of through whom or how the Brand Income is paid.

3.2.  No Ownership in Persona or Business. The Parties acknowledge and agree that the Company’s rights in the Brand Income are purely contractual. The Company does not acquire any ownership or equity interest in the Client’s persona, brand, publicity rights, or in any entity or enterprise owned or operated by the Client. Except for the share of future revenue explicitly granted hereunder and the related rights necessary to enforce or collect such revenue share, all other rights in the Client’s earnings and assets remain solely those of the Client.

3.3.  Excluded Income. The Company has no right to and makes no claim on any Excluded Income of the Client. The Client shall have no obligation to share with the Company any income or amounts classified as Excluded Income, except that if a single contract or payment includes both Brand Income and Excluded Income components, the Brand Income portion (if reasonably ascertainable) will remain subject to the Brand Percentage. The Parties agree to cooperate in good faith to fairly allocate any mixed sources of compensation between Brand Income and Excluded Income, consistent with the definitions herein.

4.  Payments and Collection of Brand Amount

4.1.  Initial Advisory Payment to Client. As consideration for the rights granted to the Company by the Client hereunder, the Company shall pay to the Client cash payments totaling $300,000 (such aggregate amount, the “Initial Advisory Payment”), as follows: (i) $30,000 shall be paid by the Company to the Client within thirty (30) days following the Effective Date; and (ii) the remaining $270,000 shall be paid to the Client on or before January 8, 2027. Subject only to the Company’s express rights under Section 9.3(b) to suspend and terminate its obligation to pay any unpaid portion of the Initial Advisory Payment following a breach by the Client, the Company’s obligation to pay the full Initial Advisory Payment on or before January 8, 2027 shall be absolute and unconditional.

4.2.  Taxes on Initial Advisory Payment. The Client shall be solely responsible for the payment of all taxes that may be due in relation to his receipt of the Initial Advisory Payment. The Company shall not be required to indemnify or “gross up” the Client for the amount of any such taxes. The Client shall indemnify the Company for and hold it harmless from and against any taxes of the Client that may be sought against, imposed upon, or suffered by the Company, or that the Company may incur as a result of the Company’s failure to deduct and withhold such taxes from the Initial Advisory Payment.

4.3  Collection of Brand Amount. During the Term, the Brand Amount shall be collected from the Client’s Brand Income through an automatic, recurring transfer (the “Autopay”), established and maintained by the Client pursuant to the Autopay Authorization, of the Brand Amount from the Client’s designated bank account to an account designated by the Company in the name of Agentiq Sports 1 Series Hunter Dobbins (the “Company Account”), with the invoicing and direct-remittance obligations set forth in Section 4.3(g) serving as the fallback mechanism. The Client shall receive and retain all Brand Income directly, and shall remit only the Brand Amount to the Company; the Client is not required to establish, and the Company shall not control, any deposit account of the Client. The timing and procedures for such collections are as follows:

(a)  Primary Collection Mechanism. No later than ten (10) Business Days after the Commencement Date, and in any event before the first date on which a Brand Amount becomes due, the Client shall establish and maintain the Autopay Authorization. If the Client’s financial institution supports percentage-based transfers, the Autopay Authorization shall transfer the Brand Percentage of each payment of Brand Income. If percentage-based transfers are not available, the Autopay Authorization shall provide for a fixed, scheduled transfer during each applicable pay cycle in an amount based on the Brand Percentage of the Client’s reasonably anticipated Brand Income for that pay cycle. The Client shall review and, as necessary, adjust any fixed scheduled transfer in connection with each Semi-Annual Report and promptly following any material change in Brand Income. Any shortfall shall be remitted under Section 4.3(g), and any overpayment shall be addressed under Section 4.3(h). The Client shall promptly provide the Company with reasonable documentary evidence of the establishment and maintenance of the Autopay Authorization upon request.

(b)  Receipt and Retention of Brand Income. The Client shall be entitled to receive all Brand Income directly and to retain all amounts other than the Brand Amount (and any other amounts then due and payable to the Company under this Agreement). Nothing in this Agreement requires the Client to deposit Brand Income into any designated, blocked, or controlled account, except as the Client may voluntarily elect in connection with the Autopay Authorization.

(c)  Autopay Transfers. Each Autopay transfer shall be applied to the Brand Amount applicable to the Brand Income to which the transfer relates, together with any other amounts then due and payable by the Client to the Company under this Agreement. Except for a fallback payment made in accordance with Section 4.3(g), the Client shall cause the full Brand Amount relating to each payment of Brand Income to be transferred no later than ten (10) days after the Client, or any person on the Client’s behalf, receives the corresponding Brand Income. If a fixed scheduled Autopay transfer is less than the Brand Amount then due, the Client shall remit the deficiency by supplemental transfer within the same ten-day period or as a fallback payment in accordance with Section 4.3(g). The Client’s retention of all Brand Income other than the Brand Amount shall not affect the Company’s right to receive the Brand Amount.

(d)  No Control Over Client Funds. The Company shall have no ownership interest in, or control over, the Client’s bank account or any Brand Income other than the Brand Amount, and the Company’s rights under this Section 4.3 are limited to receipt of the Brand Amount through the Autopay or, as applicable, the fallback remittance under Section 4.3(g).

(e)  Frequency and Maintenance of Autopay. The Client shall maintain the Autopay Authorization in effect throughout the Term, shall configure it with a frequency sufficient to remit the full Brand Amount as and when Brand Income is received, and shall not cancel, revoke, reduce, suspend, or modify the Autopay Authorization without the Company’s prior written consent, except to substitute a replacement Autopay Authorization from another account that provides the Company with equivalent collection rights. The Client shall provide the Company with reasonable evidence of the establishment and maintenance of the Autopay Authorization upon request.

(f)  No Revocation or Modification. The Client shall not revoke, amend, supersede, replace, terminate, or otherwise interfere with the Autopay Authorization without the Company’s prior written consent, except (i) to substitute an equivalent replacement Autopay Authorization as described in Section 4.3(e) or (ii) to the extent required by applicable law, league rules, collective bargaining agreement requirements, or the policies of the Client’s financial institution. Any change required by such law, rule, or policy shall be implemented in a manner that preserves the Company’s right to receive the Brand Amount to the maximum extent practicable, and the Client shall promptly notify the Company and cooperate in good faith to establish an equivalent collection arrangement.

(g)  Invoicing and Fallback Direct Remittance by Client. If, for any reason, any Brand Amount is not transferred to the Company Account through the Autopay when due (including by reason of a Collection Failure, the failure or cancellation of the Autopay Authorization, or any Brand Income that is not captured by the Autopay), the Company may invoice the Client for the unpaid Brand Amount, and the Client shall pay such Brand Amount to the Company by wire transfer in immediately available funds no later than the later of (i) fifteen (15) days after the Client (or any person on the Client’s behalf) receives the corresponding Brand Income payment and (ii) ten (10) days after the date of any such invoice. To the extent the Client holds any Brand Amount that has not been remitted, the Client shall hold such amount for the benefit of the Company pending remittance. This Section 4.3(g) shall be in addition to (and not in lieu of) the Client’s obligations under Sections 4.3(a) through (f) and the Company’s remedies under this Agreement.

(h)  Reconciliation and Overpayments. The Company shall reconcile Autopay transfers against actual Brand Income in connection with each Semi-Annual Report and may perform additional reconciliations as reasonably necessary. If the Company receives more than the Brand Amount properly payable with respect to any Brand Income, the Company shall return or credit the excess to the Client within ten (10) Business Days after discovery or final determination of the overage. If the Company receives less than the Brand Amount properly payable with respect to any Brand Income, the Client shall pay the deficiency to the Company in accordance with Section 4.3(g).

(i)  Compliance Savings Clause. The collection mechanism set forth in this Section 4.3 shall apply only to the extent permitted by applicable law, league rules, collective bargaining agreement requirements, payroll rules, and financial-institution policies. If any component of the mechanism is not permitted with respect to any payment, the Parties shall cooperate in good faith to implement the closest lawful alternative that preserves the Company’s right to receive the Brand Amount, and the fallback remittance obligation under Section 4.3(g) shall continue to apply with respect to any Brand Amount not captured by the Autopay until such alternative is implemented.

(j)  No Set-off; Taxes. All amounts payable by the Client to the Company hereunder shall be paid in full without set-off, deduction, or counterclaim, except as may be otherwise expressly provided in this Agreement. The Client shall be responsible for any taxes applicable to the Client’s receipt of Brand Income (as between the Client and the Company), and the Client’s payments of the Brand Amount shall be made without deduction for taxes, except to the extent that any withholding may be required by law. If the Client is required by law to withhold any portion of a Brand Amount payment as tax and remit such withholding to a taxing authority, the Client shall promptly notify the Company, provide evidence of such withholding and remittance, and cooperate with the Company to ensure the Company receives credit for such tax payment. Any amounts withheld and paid to the government on the Company’s behalf shall be treated as paid to the Company for purposes of the Client’s obligations. The Company (or Manager) will be responsible for its own income taxes on amounts it receives. The Company agrees to indemnify and hold the Client harmless from any taxes imposed on the Company (as a separate taxpayer) that are sought from the Client solely because the Client failed to withhold such taxes from payments to the Company, provided the Client has complied with its obligations under this Section.

4.5  Blocked Payments. In the event that the Client, the Company, the Manager, or any payor is prohibited by any law, regulation (including currency control regulations), league rule, or other legal or regulatory restriction from establishing, maintaining, or giving effect to the Autopay Authorization, the Autopay, the fallback remittance obligation under Section 4.3(g), or any other component of the collection mechanism, the affected Party shall immediately notify the other Party. At the Company’s option, the Client shall either: (a) deposit the affected Brand Amounts in an interest-bearing account in the name of the Company (or for the benefit of the Company) in a jurisdiction where such deposit is permitted, or (b) cooperate with the Company to promptly find an alternative lawful method to transfer or credit the funds to the Company that preserves the Company’s economic and collection rights to the maximum extent practicable. The Client’s obligation to ultimately pay such Brand Amount to the Company shall not be extinguished by the blocking law or restriction, and any such payment shall be made as soon as legally allowed, and any costs of compliance or financial loss due to delay may be allocated as appropriate between the Parties in good faith or pursuant to applicable law.

4.6  Late Payments; Interest; Late Fees. Time is of the essence in the remittance of Brand Amounts. As used herein, a “payment default” means any failure by the Client to pay or remit the Brand Amount to the Company when required under this Agreement (whether through the Autopay or the fallback remittance under Section 4.3(g)). For the avoidance of doubt, the late fees, interest, and enforcement provisions of this Agreement are intended solely as backstop protections that apply only upon the Client’s actual failure to pay the Brand Amount when obligated, and shall not be triggered by any administrative, processing, or banking failure of the Autopay that is outside the Client’s reasonable control, so long as the Client remits the affected Brand Amount within the cure period set forth below. The Client shall have a cure period of thirty (30) days after the date the applicable Brand Amount became due to cure any payment default. If a payment default is not cured, the following late fees shall apply, in each case based on the number of days the applicable Brand Amount remains unpaid after its due date, as liquidated damages and not as a penalty: (i) for amounts unpaid for twenty (20) days or fewer, no late fee shall apply (grace period); (ii) for amounts that remain unpaid for more than twenty (20) days but not more than thirty (30) days, a late fee equal to the greater of $5,000 or five percent (5%) of the unpaid Brand Amount; (iii) for amounts that remain unpaid for more than thirty (30) days but not more than sixty (60) days, a late fee equal to the greater of $15,000 or ten percent (10%) of the unpaid Brand Amount; and (iv) for amounts that remain unpaid for more than sixty (60) days, a late fee equal to the greater of $25,000 or fifteen percent (15%) of the unpaid Brand Amount, plus, at the Company’s election, acceleration of all Brand Amount obligations payable in respect of Brand Income reasonably anticipated to be earned by the Client through the end of the then-current calendar year, which accelerated amount shall become immediately due and payable. In addition to the foregoing late fees, the unpaid amount shall accrue interest in favor of the Company from the date due until the date paid at the lesser of: (a) the Prime Rate plus 3% per annum, compounded monthly (where “Prime Rate” means the prime lending rate as published in the Wall Street Journal on the first Business Day of the applicable month), or (b) the maximum rate permitted by applicable law. Interest on late payments shall be due and payable upon demand. Any late fees and accrued interest payable under this Section 4.6 shall, when owed, constitute amounts due and payable by the Client to the Company under this Agreement and shall be collected together with the Brand Amount through the Autopay or the invoicing and fallback remittance procedure under Section 4.3(g). The Parties acknowledge that the late fees set forth in this Section 4.6 are a reasonable estimate of the damages the Company would incur (including administrative, monitoring, reporting, and enforcement burdens), which would be difficult or impracticable to calculate at the time of contracting. The accrual or payment of interest or late fees under this section shall not limit any other rights or remedies of the Company due to the Client’s failure to pay amounts when due.

4.7  Disclosure of Material Breach. The Client acknowledges that the Company may be legally required to disclose information about the Company’s assets and agreements. Accordingly, the Client agrees that in the event the Client materially breaches this Agreement, including by reason of any failure to pay any Brand Amount when due, any material Collection Failure, or any revocation, modification, or repudiation of the Autopay Authorization, in each case that is not cured within any applicable cure period, the Company (or the Manager on the Company’s behalf) shall have the right to disclose the existence of such breach (including the Client’s name and the nature of the default), but only to the extent legally required. The Company shall not make any voluntary public statement regarding such breach beyond what is necessary to comply with applicable law. The Company must give the Client at least fifteen (15) days’ prior written notice of its intent to make such a disclosure (unless a shorter period is required to comply with law or regulation) and an opportunity within that time to cure the default. If the Client cures the default within the notice period, the Company shall refrain from publicly disclosing the default unless disclosure is legally required. Nothing in this section shall prevent the Company from pursuing any other legal or equitable remedies for breach.

4.8  Payments Upon Dissolution or Non-Existence of the Company. The Company shall not voluntarily dissolve, cease to exist, or otherwise become unable to receive payments under this Agreement unless, before the effectiveness of that event, the Company assigns this Agreement and all of its rights and obligations hereunder to an Affiliate, successor entity, or Revenue Share Trust that assumes in writing all then-unperformed obligations of the Company. If the Company is involuntarily dissolved or otherwise ceases to exist without a prior assignment, the Manager shall promptly cause this Agreement and all rights and obligations hereunder to be assigned to a successor entity or Revenue Share Trust that makes such written assumption. Following any such assignment, the Client’s obligation to pay the Brand Amount and all other amounts due hereunder shall continue in full force and effect, and the Client shall remit those amounts to the assignee in accordance with written payment instructions delivered by the Manager together with reasonable evidence of the assignment and assumption. Pending completion of an assignment following an involuntary dissolution, the Client shall deposit any Brand Amounts that become due into a segregated account designated in writing by the Manager for the benefit of the eventual assignee. The Client shall reasonably cooperate to redirect the Autopay and otherwise give effect to the foregoing.

4.9  Security. To secure the prompt and complete payment and performance of all obligations of the Client under this Agreement, the Client hereby grants to the Company a continuing security interest in and to the following, in each case whether now existing or hereafter arising: (a) all accounts, payment intangibles, and other rights of the Client to receive payment under any Brand Income Contract, but solely to the extent of the Brand Amount attributable to such payment that is then due or thereafter becomes payable to the Company under this Agreement; (b) all amounts held pending remittance under Section 4.3(g); (c) all rights of the Client under or arising out of the Autopay Authorization; and (d) all identifiable proceeds of the foregoing (collectively, the “Collateral”). The security interest shall attach immediately upon the Company’s payment to the Client of any portion of the Initial Advisory Payment and shall continue until all obligations of the Client under this Agreement have been fully satisfied. Partial payment of the Initial Advisory Payment shall be sufficient to cause the security interest to attach, and the security interest shall secure all present and future obligations of the Client hereunder, including the repayment and liquidated-damages obligations under Section 9.3(b). The Client authorizes the Company to file one or more UCC-1 financing statements, and any amendments or continuations, in any jurisdiction deemed necessary by the Company, describing the collateral as: “All of the debtor’s right, title, and interest in and to (a) accounts, payment intangibles, and other rights to receive payment under any Brand Income Contract, solely to the extent of the Brand Amount attributable to such payment that is due or becomes payable to the secured party under the Brand Advisory Agreement between the debtor and secured party; (b) amounts held pending remittance under that agreement; (c) rights under or arising out of the Autopay Authorization; and (d) identifiable proceeds of the foregoing.” The Client shall execute and deliver such financing statements and other documents and take such further actions as the Company may reasonably request to perfect, maintain, and enforce the security interest. If a payment default remains uncured beyond the thirty (30) day cure period under Section 4.6, the Company or the Manager may notify a third-party payor of Brand Income of the security interest and enforce the Company’s rights in accordance with applicable law. If the Company obtains a final court order, garnishment order, final arbitration award, or similar legal process with respect to the Collateral, the Company may provide it to the applicable payor, and the payor shall be authorized and directed to comply.

In furtherance of the Company’s rights under this Agreement and this Section 4.9, the Client hereby irrevocably constitutes and appoints the Manager, acting on behalf of the Company, with full power of substitution and resubstitution, as the Client’s true and lawful proxy and attorney-in-fact to execute, acknowledge, deliver, file, record, and publish financing statements, payment directions, notifications to payors, consents, amendments, releases, endorsements, and other writings that the Manager reasonably determines are necessary to establish, maintain, perfect, continue, protect, preserve, evidence, or enforce the Company’s rights with respect to the Collateral, but only within the limits stated in this Section 4.9.

Without limiting the foregoing, the Manager may (a) execute and file documents required to perfect or continue the Company’s security interest in the Collateral; (b) execute and deliver payment directions authorized by the Client; and (c) after a payment default has been adjudicated by a court or determined in arbitration and remains uncured after the applicable notice and cure period, deliver payment directions to payors and take ministerial collection actions. The Manager shall exercise the proxy and power of attorney only in good faith and for cause. The Client ratifies and confirms, and agrees to ratify and confirm, all actions taken by the Manager in accordance with this proxy and power of attorney.

This proxy and power of attorney is coupled with an interest, is granted to secure the performance of the Client’s obligations under this Agreement and to protect the Company’s security interest in the Collateral, and is irrevocable, and shall not be terminated or otherwise affected by the death, disability, incapacity, dissolution, insolvency, or bankruptcy of the Client, by any subsequent revocation or attempted revocation by the Client, or by the expiration or termination of this Agreement, and shall continue in full force and effect until all obligations of the Client under this Agreement have been fully and indefeasibly satisfied. If the Manager is replaced as the manager of the Company or the Master LLC, the successor manager shall automatically be substituted as the proxy and attorney-in-fact under this paragraph. Nothing in this paragraph shall obligate the Manager to take any action, and the Manager shall have no liability to the Client for any action taken or not taken in good faith under this proxy and power of attorney, except for its own gross negligence or willful misconduct.

Notwithstanding anything to the contrary in this Section 4.9, the security interest and the Collateral shall not extend to, attach to, or otherwise encumber any Excluded Income or any assets, property, income, or rights of the Client other than the specific rights to payment, amounts pending remittance, Autopay rights, and identifiable proceeds described in this Section 4.9.

The Company shall not exercise any rights or remedies with respect to the security interest granted hereunder—other than taking such actions as are necessary to create, perfect, continue, or maintain the perfection of such security interest—unless and until a payment default has occurred and remains uncured beyond the thirty (30) day cure period set forth in Section 4.6.

For the avoidance of doubt, any UCC-1 financing statement (and any amendment or continuation thereof) filed by the Company in connection with this Agreement shall describe the Collateral solely by reference to the specific categories set forth in this Section 4.9, and shall not describe the Collateral as “all assets,” “all personal property,” or using any similarly broad or generic description.

5.  Reporting and Audit Rights

5.1.  Books and Records. The Client (and, to the extent applicable, the Client’s Affiliates involved in the receipt of Brand Income) shall maintain complete and accurate books and records of all Brand Income Contracts, Brand Income earned or received, and calculations of Brand Amounts payable to the Company, in accordance with generally accepted accounting principles or other recognized basis reasonably acceptable to the Company. Such records shall include, without limitation, copies of contracts evidencing Brand Income, pay stubs, earning statements, invoices, bank statements showing receipt of Brand Income, and records of any expenses or deductions claimed under the definition of Brand Income. The Client shall retain all such records at least throughout the Term and for a period of 12 months following the termination or expiration of this Agreement (or such longer period as may be required by law). This recordkeeping obligation does not apply to periods before the Commencement Date. In addition to the foregoing, the Client shall provide to the Company (or authorize the Company or Manager to obtain directly from the applicable payor) confirmations of Brand Income received and records evidencing the establishment and maintenance of the Autopay Authorization. The Company’s audit rights set forth in Section 5.3 shall extend to any Brand Income that is not captured by the Autopay, regardless of the reason therefor.

5.2.  Periodic Reporting. Prior to execution of this Agreement, the Client shall provide the Manager with a copy of each then-existing Brand Income Contract. No later than ten (10) Business Days after each June 30 and December 31 occurring during the Term, the Client shall deliver to the Manager a written report for the six-month period then ended (each, a “Semi-Annual Report”) in a format reasonably specified or agreed to by the Company. Each Semi-Annual Report shall include: (a) the total Brand Income earned or received during the applicable period, itemized by source or contract and by payment date and amount; (b) the calculation of the Brand Amount owed for that period, including reasonable detail regarding any permitted deductions; (c) year-to-date summaries of Brand Income and Brand Amounts; and (d) other information reasonably requested by the Company that relates to the Client’s performance of this Agreement or activities in the Principal Business that may affect current or future Brand Income. The Client shall provide supporting documentation, including applicable pay stubs, remittance advices, and similar records. Within ten (10) Business Days after termination or expiration of this Agreement, the Client shall also deliver a final report covering the period beginning immediately after the last period previously reported and ending on the termination or expiration date.

5.3.  Audit Rights. The Company (or the Manager or any designee acting on the Company’s behalf) shall have the right, during the Term and for 12 months after the Term (the “Audit Period”), to examine, audit, and copy the relevant books, records, and accounts of the Client and the Client’s Affiliates to verify the accuracy of any Semi-Annual Reports and the payments of the Brand Amount. Any such audit shall be limited to the books, records, and accounts directly related to Brand Income; provided, however, that the Company shall retain the right to audit Brand Income from all sources, including any Brand Income that bypasses or is not captured by the Autopay or any other designated payment mechanism. The Company may not audit the same period more than twice, and any audit shall not cover periods earlier than the then-current and two (2) immediately preceding calendar years at the time of audit (except that audits during the Audit Period after termination may cover the entire Term). Any such audit shall be conducted at the Company’s expense, provided that if an audit reveals an underpayment of more than five percent (5%) of the Brand Amount due for the period examined, the Client shall reimburse the Company for the reasonable, documented costs of the audit. If an audit or review reveals that the Client has underpaid the Brand Amount, the Client shall promptly (and in any event within 10 days of notice) pay to the Company the amount of the underpayment plus any applicable interest as set forth in Section 4.6. If an audit reveals the Client overpaid the Brand Amount, the Company shall promptly refund the overpaid amount to the Client (or, at the Client’s election, the Client may credit such overpayment against the next installment(s) of Brand Amount coming due, if any).

5.4.  Audit Procedure. The Company shall provide the Client with at least fourteen (14) days’ advance written notice of its intention to conduct an audit and shall reasonably accommodate the Client’s schedule and operations regarding timing and scope. Any audit shall be conducted by a nationally recognized independent accounting firm or another firm reasonably acceptable to the Client, during normal business hours at the locations where the relevant records are maintained, and in a manner that does not unreasonably interfere with the Client’s business. The Client may require the auditor to sign a reasonable nondisclosure agreement if the auditor is not already subject to a duty of confidentiality to the Company or Manager. The Client shall provide reasonable authorizations, and each Party shall use reasonable efforts, to obtain cooperation from third-party payors, including teams or leagues, in confirming payments made to or for the benefit of the Client.

5.5.  Confidentiality of Audit Findings. All information reviewed or obtained by the Company or its auditors during any audit shall be deemed Confidential Information of the Client, and the Company shall not use or disclose such information for any purpose other than verification of compliance with this Agreement and enforcement of the Company’s rights. The Parties shall, however, be entitled to use the results of any audit in any dispute resolution or legal proceedings concerning this Agreement, subject to appropriate protective orders or confidentiality arrangements.

6.  Restrictions and Negative Covenants

6.1.  Exclusive Relationship; No Similar Agreements. During the Term, the Client shall not, without the prior written consent of the Company, enter into any agreement or transaction with another party that is similar in nature to this Agreement, including any agreement to pay or assign any portion of future Brand Income or substantially similar income in exchange for upfront or ongoing payments or services. This restriction does not prohibit ordinary-course arrangements with professional agents, managers, or advisors, even if they are paid a percentage commission or fee, so long as the arrangement does not conflict with the Client’s obligations or diminish the Company’s rights. If the Client receives a bona fide offer from a third party for a transaction that would otherwise require consent under this Section 6.1 (a “Third-Party Offer”), the Client shall first deliver written notice to the Company stating the identity of the counterparty and all material terms of the Third-Party Offer (a “ROFR Notice”). The Company shall have fifteen (15) Business Days after receipt of the ROFR Notice to elect to enter into the transaction on the same material terms. If the Company timely elects, the Parties shall cooperate in good faith to execute a definitive agreement within thirty (30) days after the election. The Client may not rely on a failure to execute a definitive agreement to proceed with the Third-Party Offer if the failure resulted from the Client’s failure to negotiate or cooperate in good faith. If the Company does not timely elect, or if the Parties fail to execute a definitive agreement despite the Client’s good-faith cooperation, the Client may consummate the Third-Party Offer on terms no more favorable to the third party than those stated in the ROFR Notice, provided the transaction closes within ninety (90) days. Compliance with this process shall constitute the Company’s consent to that transaction. After the ninety-day period, or before accepting terms more favorable to the third party, the Client must repeat this process. This Section applies only to a sale, assignment, pledge, or similar monetization of Brand Income or future on-field income substantially similar to Brand Income and does not apply to ordinary-course agent, management, endorsement, sponsorship, name, image, likeness, or other off-field commercial arrangements.

6.2.  No Circumvention. The Client shall not take any action for the purpose of defeating, reducing, or delaying the Company’s right to receive the Brand Amount. Without limiting the generality of the foregoing, the Client shall not intentionally defer or decline any Brand Income, or divert any revenue that would otherwise constitute Brand Income into forms or channels that would constitute Excluded Income or would be paid to a third party (except for legitimate payments to Affiliates or agents as permitted herein), with the primary intent of preventing the Company from receiving the Brand Amount in full. The Client also shall not form or use any corporation, partnership, trust, or other entity or contractual arrangement to hide or shield Brand Income from the Company. Any entity through which the Client earns Brand Income (e.g., if the Client forms a personal services company to receive income) shall be deemed an Affiliate of the Client and the Client shall cause such entity to comply with the Client’s obligations under this Agreement, including payment of Brand Amount and cooperation with audits.

6.3.  Limits on Publicity. Except for public statements expressly permitted under Section 13.3, the Client shall not use the Company’s or the Manager’s name or trademarks, or refer publicly to this Agreement, without the Company’s prior written consent and compliance with Section 12.4. The Client shall not promote, market, or solicit investments in any securities of the Company, the Master LLC, or any other series or Affiliate thereof unless specifically requested or approved in writing by the Company or Manager. The Client shall refer unsolicited media or third-party inquiries concerning the Company or this Agreement to the Manager.

6.4  Compliance with Laws and League Rules. The Client shall perform his obligations under this Agreement, and shall pursue the Principal Business, in compliance with all applicable laws, regulations, and (if applicable) the rules and policies of any professional league or governing body relevant to the Client. The Client represents that nothing in this Agreement violates or causes a breach of any rule of any league, players’ association, or sanctioning body to which the Client is subject, and if any such conflict arises, the Client will promptly notify the Company. To the extent any provision of this Agreement is deemed to violate a mandatory rule or non-waivable regulation of a league or governing body, the Parties will cooperate in good faith to modify this Agreement as minimally as necessary to comply with such requirement while preserving the Parties’ economic intentions.

6.5  Player Not Issuer, Seller, or Solicitor; No Securities Activities. The Parties acknowledge and agree that the Client is not, and shall not be deemed to be, the issuer, promoter, seller, underwriter, placement agent, broker, dealer, finder, or solicitor of any securities in connection with any securities offering. Nothing in this Agreement shall be construed to require the Client to participate in, promote, or make any statement in connection with any securities offering.

6.6  Secondary Trading Launch; Automatic Opt-In; Promotional Support. The Company (acting through the Manager) or an affiliate may operate or make available an alternative trading system (the “ATS”) on which the Company’s membership interests may be traded in secondary transactions, subject to applicable law and platform rules. Upon written notice from the Company (acting through the Manager) that secondary trading functionality for the trading of the Company’s membership interests has launched on the ATS (the “Secondary Trading Launch”), the Company’s membership interests, if eligible, will be automatically enabled for secondary trading under applicable platform rules and this Agreement. The Company shall retain the irrevocable right to enable the Company’s membership interests for secondary trading on the ATS. For the avoidance of doubt, such automatic opt-in applies only to the Company’s membership interests and does not create any new obligation for the Client, and the Client shall have no obligation to participate in or promote secondary trading on the ATS absent a separate written agreement. The Parties acknowledge that the Secondary Trading Launch may, in the future, enable the Client to repurchase membership interests in the Company, which shall give him an indirect interest in the Company’s rights to receive and be paid the Brand Percentage. Following the Secondary Trading Launch, any promotional activities by the Client related to the ATS will be documented in a separate agreement or statement of work between the Company and the Client, which will set the specific deliverables, timing, and fees. Such activities will be limited to platform-level awareness and user education, subject to Company guidance and approval, and must comply with applicable law (including broker-dealer/finder restrictions) and clear, conspicuous influencer endorsement disclosures. No compensation will be tied to securities transactions, trading volume, proceeds, or other success-based or transaction-based metrics.

7.  Representations and Warranties

7.1.  Authority and Capacity. Each Party represents and warrants that it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder. The individual signing this Agreement on behalf of the Company (through the Manager) is duly authorized to do so. If the Client is an individual, the Client is of legal age and capacity to contract in his jurisdiction of residence. If the Client has any legal guardian or other person with legal authority over the Client’s affairs (e.g., due to minor status or incapacity), such guardian has approved and co-signed this Agreement (or a separate consent) to validate the Client’s entry into this Agreement.

7.2.  Independent Advice. The Client fully understands the terms and conditions of this Agreement and has had the opportunity to be represented by an attorney, tax advisor, and other professional representatives of his choosing in the review, negotiation, and execution of this Agreement and the performance of his obligations hereunder.

7.3  Binding Obligation. This Agreement constitutes a valid and binding obligation of each Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy or similar laws and general principles of equity. Each Party acknowledges that it had the opportunity to obtain independent legal advice with respect to this Agreement and that it has entered into this Agreement voluntarily, and each Party agrees not to challenge the validity or enforceability of this Agreement, except on the grounds of fraud in the inducement.

7.4.  No Conflicts. The execution, delivery, and performance of this Agreement by the Parties does not and will not: (a) violate, conflict with, or result in a breach of any agreement, contract, or obligation to which such Party is a party or by which it is bound; or (b) require any consent, approval, or notice to any third party (except as has been obtained or provided). The Client specifically represents that he is not subject to any agreement or court order (including any with a sports team, league, sponsor, or prior financial partner) that would prohibit or materially impair the Client’s ability to perform this Agreement or to pay the Brand Amount to the Company as required.

7.5.  Litigation and Compliance. The Client represents that there are no existing or, to the Client’s knowledge, threatened actions, suits, or proceedings at law or in equity before any court, tribunal, governmental authority or arbitrator that could reasonably be expected to adversely affect the Client’s ability to perform his obligations under this Agreement. The Client further represents that he is not in material violation of any law, regulation, or order applicable to the Client that would impact the Client’s performance or the benefits intended to be conferred on the Company hereunder.

7.6.  Accuracy of Information. The Client confirms that all information provided by the Client to the Company or Manager regarding the Client’s personal and professional background, current contract(s), compensation, and other facts relevant to this Agreement (including any personal information schedule or disclosure provided as of the Effective Date) is true, correct, and complete in all material respects. The Client will promptly notify the Company of any material changes to such information.

7.7.  Brokerage. Each Party represents that it has not engaged or used any broker or finder in connection with the negotiation or execution of this Agreement, and no person or entity is or will be entitled to any brokerage commission, finder’s fee, or similar compensation in connection herewith by reason of any action of that Party. The Client shall be solely responsible for any commission or fee owed to any agent or representative engaged by the Client in connection with this Agreement or the transactions contemplated (including any commission to an agent who assisted the Client in negotiating this Agreement).

7.8.  No Other Revenue Assignments. The Client reaffirms that, except as disclosed to the Company in writing, the Client has not previously assigned, pledged, or granted to any person or entity a security interest in, or other lien or claim on, any portion of the Client’s Brand Income or future earnings from the Principal Business.

7.9.  Intellectual Property. The Client represents that the use of the Client Persona and any other intellectual property provided by the Client for the Company’s use (for example, photographs, logos, or content the Client supplies for marketing) will not infringe or violate the rights of any third party, including any copyright, trademark, privacy, publicity, or contractual rights of others. To the Client’s knowledge, any statements or endorsements made by the Client as part of the Advisory Services or any campaigns will be truthful and comply with applicable endorsement guidelines or laws.

7.10.  Company Representations. The Company represents and warrants that: (a) it is validly formed and in good standing under the laws of Delaware as a designated series of Agentiq Sports 1 Series LLC; (b) the Manager has all necessary authority from Agentiq Sports 1 Series LLC and under the Company’s governing documents to enter into this Agreement on the Company’s behalf and to perform the obligations herein on behalf of the Company; (c) the execution and performance of this Agreement by the Company has been duly authorized by all necessary company action; and (d) the Company’s provision of Advisory Services to the Client will be performed in a professional and workmanlike manner by individuals or entities appropriately skilled and experienced in such services.

7.11.  No Investment Advice. The Company and the Manager are not providing, and have not provided, the Client with any legal, tax, or investment advice regarding this Agreement. The Client acknowledges that he has been advised and encouraged to seek independent advice as to the legal and tax implications of this arrangement. The Company makes no representation regarding the tax treatment of the Initial Advisory Payment or the Brand Amount payments as to the Client.

7.12.  No Prior Income Assignments, Liens, or Security Interests. The Client represents and warrants that, as of the Effective Date, the Client has not granted, assigned, pledged, or otherwise conveyed any security interest, lien, or other encumbrance in or to any portion of the Brand Income or any rights or proceeds relating thereto to any third party. The Client further represents that no person or entity other than the Company has any right, claim, or interest in the Brand Income that would conflict with the rights granted to the Company under this Agreement.

7.13.  No Conflicting Account or Deposit Arrangements. The Client represents and warrants that, as of the Effective Date, the Client has not granted, executed, or delivered any payment direction, lien, assignment, or other arrangement with respect to any payor of Brand Income or any deposit account that would conflict with, impair, or prevent the establishment, maintenance, or operation of the Autopay Authorization, in each case as contemplated by Section 4.3.

9.  Term and Termination

9.1.  Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided herein, shall continue until the earlier of: (a) the date that is two years after the Client’s official retirement or permanent cessation from actively engaging in the Principal Business, with the period beginning on such retirement or cessation and ending on that date constituting the “Termination Tolling Period”; provided, however, that if the Client resumes actively engaging in the Principal Business at any time during the Termination Tolling Period, this Agreement shall not terminate under this clause (a) and shall remain in full force and effect; and (b) the twenty-fifth (25th) anniversary of the Effective Date. The Term may also be terminated earlier by mutual written agreement of the Parties or as otherwise provided herein.

9.2.  Survival. Notwithstanding the end of the Term by expiration or early termination, the rights and obligations of the Parties with respect to any Brand Income earned by the Client during the Term, even if paid after the Term, shall survive and remain enforceable until fully satisfied. In addition, any provisions of this Agreement that by their nature are intended to survive, including Sections 4, 9.4, 9.5, 9.8(b), 10, and 13, shall survive termination.

9.3.  Early Termination.

(a)  No Termination Before Outside Date. Except as expressly provided in Section 9.3(b) with respect to a breach by the Client neither Party may terminate this Agreement solely because the full Initial Advisory Payment has not been paid before the Outside Date. The Agreement shall remain in effect following the Outside Date in accordance with its terms, subject to the Company’s obligation to pay the Initial Advisory Payment and the provisions of Sections 9.3(b)

(b)  Breach of this Agreement. If either Party materially breaches this Agreement, the non-breaching Party may give written notice describing the breach in reasonable detail. The breaching Party shall have thirty (30) days after receipt of the notice to cure the breach to the reasonable satisfaction of the non-breaching Party, except that (i) a breach of Section 6.1 shall have a ten (10) day cure period, (ii) a payment default shall be subject to the cure period in Section 4.6, and (iii) a Collection Failure other than a payment default shall be subject to Section 9.3(c). If the breach is not cured within the applicable period, the non-breaching Party may terminate this Agreement by written notice, without prejudice to any other rights or remedies, including damages or specific performance. Upon any material breach by the Client, the Company may immediately suspend payment of any unpaid portion of the Initial Advisory Payment during the applicable cure period. If the Client commits a breach that is not material, the Company may give written notice describing the breach, and, if the Client does not cure that breach within thirty (30) days after receipt of notice, the breach shall be treated as a material breach for purposes of this Section. If the Company terminates this Agreement because of an uncured breach by the Client, (i) the Company’s obligation to pay any unpaid portion of the Initial Advisory Payment shall terminate, (ii) the Client shall repay to the Company, within thirty (30) days after termination, the aggregate Initial Advisory Payment actually received by the Client, without reduction under Section 9.4, and (iii) the Company shall remain entitled to the Brand Amount on Brand Income earned through the termination date and to all other remedies available under this Agreement. Notwithstanding the foregoing, any alleged failure by the Company to perform the Advisory Services shall be governed exclusively by Section 2.7 and shall not give the Client a right to terminate this Agreement under this Section 9.3(b).

(c)  Collection Failures and Diversion. Without limiting Section 9.3(b), each of the following shall constitute a material breach by the Client: (i) a Collection Failure other than a payment default that is not cured within seven (7) Business Days after written notice from the Company; (ii) any revocation, modification, or repudiation of the Autopay Authorization in contravention of Section 4.3(f) that is not cured within seven (7) Business Days after written notice from the Company; and (iii) any intentional action to divert, redirect, evade, defeat, or delay the Company’s right to receive the Brand Amount. A payment default shall remain subject to the thirty (30) day cure period and other provisions of Section 4.6. A breach under clause (iii) shall constitute an immediate material breach with no cure period and shall entitle the Company to exercise all remedies under this Agreement, including termination, recovery of unpaid Brand Amounts, repayment of the Initial Advisory Payment under Section 9.3(b), and equitable relief.

9.4.  Clawback on Voluntary Early Exit. The Client acknowledges that the Company is entering into this Agreement and paying the Initial Advisory Payment with the expectation of sharing in the Client’s future Brand Income over a multi-year period. If the Client voluntarily ceases to engage in the Principal Business before the fifth (5th) anniversary of the Commencement Date, with that five-year period constituting the “Clawback Period” and the date of cessation constituting the “Trigger Date,” for any reason other than Good Reason, the Client shall pay the Company the Clawback Repayment Amount determined under this Section. The “Clawback Repayment Amount” means the amount necessary, measured as of the Trigger Date, to cause the Company to have realized a Series IRR of twenty percent (20%) per annum on the aggregate Initial Advisory Payment actually paid to the Client. “Series IRR” means the annual internal rate of return realized by the Company, calculated by treating each portion of the Initial Advisory Payment as a cash outflow on the date paid and each Brand Amount and other amount actually received from or on behalf of the Client, excluding late fees and interest under Section 4.6, as a cash inflow on the date received, computed using the XIRR function or an equivalent standard annualized internal-rate-of-return methodology. The Clawback Repayment Amount shall be due within thirty (30) days after the Trigger Date and shall be reduced by twenty-five percent (25%) for each full year of the Client’s participation in the Principal Business following the Commencement Date and occurring during the Clawback Period, such that the Clawback Repayment Amount shall be reduced to zero upon completion of the fourth (4th) full year of such participation and thereafter. No Clawback Repayment Amount shall be payable if the Company has already realized a Series IRR equal to or greater than twenty percent (20%) per annum as of the Trigger Date. The Parties agree that this payment obligation is a reasonable estimate of a portion of the damages the Company would incur from the loss of anticipated Brand Income and is not a penalty. If the Client resumes active participation in the Principal Business during the Termination Tolling Period, any clawback payment obligation shall be suspended and, upon such resumption, deemed never to have arisen. No Clawback Repayment Amount shall be owed if the early cessation is for Good Reason.

9.5.  Definition of Good Reason. “Good Reason” for the Client’s voluntary early cessation of the Principal Business (e.g., retirement from professional athletics) shall exist only if the Client’s exit is due to a significant, documented injury, illness, or medical condition (a “Major Injury”) that either renders the Client physically or mentally unable to continue performing in the Principal Business or which, if the Client were to continue, would pose a substantial risk of permanent harm to the Client’s physical or mental health beyond the ordinary risks of the profession. For the avoidance of doubt, a documented mental-health condition shall constitute a Major Injury and Good Reason if it is certified by a licensed mental-health professional, subject to the same independent verification process set forth below for medical determinations. The existence of Good Reason shall be determined in good faith by the Parties. In the event of a disagreement as to whether a Major Injury constitutes Good Reason, the Parties shall submit the matter for determination by a qualified independent physician or, in the case of a mental-health condition, a qualified independent licensed mental-health professional: the Parties shall jointly select a physician or professional with relevant expertise, or if they cannot agree, each Party shall select one and those two shall jointly select a third with relevant expertise to make a final and binding determination. The Client shall be responsible for any costs of obtaining medical or mental-health evaluations, and the Parties shall share equally any fees of an independent deciding physician or professional.

9.6.  Effect of Death or Incapacity. If the Client dies or becomes permanently and totally disabled during the Term such that he can no longer continue in the Principal Business, the Term shall end as of the date of death or the final determination of permanent and total disability. Permanent and total disability shall be determined using the independent verification process set forth in Section 9.5. In the case of death, the Client’s estate shall remain obligated to pay Brand Amounts attributable to Brand Income earned on or before the date of death, even if paid later, but no Brand Amount shall accrue with respect to Brand Income earned after death. In the case of permanent and total disability or death, the clawback provisions of Section 9.4 shall not apply. Except for obligations arising under Section 9.3(b), neither the Client, his legal representative, nor his estate shall be required to return any portion of the Initial Advisory Payment.

9.7.  Mutual Termination. The Parties may at any time mutually agree in writing to terminate this Agreement on an agreed date. In such event, they will also set forth in the termination agreement the handling of any future Brand Income or outstanding obligations. Unless otherwise agreed, if the Agreement is terminated by mutual agreement, the Company will only be entitled to the Brand Amount from Brand Income earned by the Client up to the date of termination, and the Client will have no further obligation to pay Brand Amount on income earned after termination (and no clawback would apply unless expressly agreed as part of the termination provisions). Any mutual termination agreement must be signed by both the Client and the Manager on behalf of the Company.

9.8  Resumption of Principal Business Before or After Termination.

(a)  Resumption within Termination Tolling Period. If the Client resumes active participation in the Principal Business during the Termination Tolling Period, (i) this Agreement shall not terminate under Section 9.1(a) and shall automatically continue in full force and effect, and (ii) all payment systems, schedules, and obligations under this Agreement, including the Brand Percentage and all related payment, reporting, withholding, and audit obligations, shall apply to Brand Income earned on and after the resumption date.

(b)  Resumption after Termination Tolling Period. If the Client resumes active participation in the Principal Business after the Termination Tolling Period has ended and this Agreement has terminated under Section 9.1(a), the Client’s obligation to pay an amount equal to the Brand Amount on Brand Income earned following such resumption shall revive. The Client shall pay those amounts to a trust established for that purpose (the “Revenue Share Trust”). The Manager shall cause the Revenue Share Trust to be established no later than sixty (60) days after termination under Section 9.1(a) and, in all events, before any voluntary dissolution of the Company. The Manager shall serve as trustee. The beneficiaries shall be the persons or entities that were members of the Company immediately before the applicable termination or dissolution, and each beneficiary’s interest shall equal its percentage interest in the Company as reflected in the Company’s books and records immediately before that event. The trust instrument shall require the trustee to distribute amounts received, net of reasonable trust operating costs and expenses, to the beneficiaries in those proportions and shall grant the trustee the rights reasonably necessary to administer and enforce the payment, reporting, audit, and collection obligations associated with those amounts. If a payment becomes due before the Revenue Share Trust is established, the Client shall pay it into a segregated account designated in writing by the Manager for the benefit of the Revenue Share Trust, and that payment shall discharge the Client’s obligation to the extent paid. The Client shall cooperate in good faith and execute documents and take actions reasonably necessary to establish and implement the Revenue Share Trust and the applicable payment mechanism.

(c)  No Additional Consideration. No additional Initial Advisory Payment or other consideration shall be due upon continuation under Section 9.8(a) or the revival of payment obligations under Section 9.8(b). The Initial Advisory Payment actually paid under Section 4.1 constitutes full consideration for the Term and the obligations described in this Section 9.8.

(d)  Notice. The Client shall provide written notice to the Company of any intention or plan to resume participation in the Principal Business and, in any event, no later than ten (10) Business Days after any resumption. Failure to provide timely notice shall constitute a material breach, entitling the Company to the remedies under Section 9.3 and enforcement of this Section 9.8.

9.9.  Buyout Right At any time following the Commencement Date and during the remainder of the Term, the Client shall have the right, exercisable upon not less than thirty (30) days’ prior written notice to the Company (a “Buyout Notice”), to buy out the Company’s right to receive the Brand Amount and to terminate the Client’s Continuing Payment Obligations (as defined below), by paying to the Company a lump-sum amount (the “Buyout Price”). Neither the Buyout Right nor the Buyout Price shall step down, decline, or be reduced by reason of the passage of time or the Client’s continued participation in the Principal Business. As used in this Agreement, “Continuing Payment Obligations” means the obligation to pay the Brand Amount and any obligation to make payments to the Revenue Share Trust under Section 9.8(b). For purposes of this Section 9.9, the Buyout Price means, as of the date of the Buyout Notice, the greatest of: (i) the present value of the projected remaining Brand Amount payments through the end of the Term, as calculated by the Company in accordance with its internal calculations and methodology, which calculation shall be controlling absent manifest error; (ii) the amount necessary, as of the date of payment of the Buyout Price, to yield the Company a Series IRR twenty percent (20%) per annum on the aggregate Initial Advisory Payment actually paid to the Client or the Client Payment Designee; and (iii) if, as of the date of the Buyout Notice, the Company's membership interests are then trading on an alternative trading system (the "ATS") as contemplated by Section 6.5, the product of (A) the volume-weighted average price per membership interest on the ATS over the thirty (30) trading days immediately preceding the date of the Buyout Notice (the "30-Day VWAP"), multiplied by (B) the total number of membership interests attributable to the Company's right to receive the Brand Amount, multiplied by (C) 1.20 (representing a twenty percent (20%) premium to the 30-Day VWAP). If the Company's membership interests are not trading on the ATS as of the date of the Buyout Notice, clause (iii) shall not apply and the Buyout Price shall be the greater of clauses (i) and (ii). The Company shall, within fifteen (15) days following receipt of a Buyout Notice, provide the Client with a calculation of the Buyout Price, which calculation shall be controlling absent manifest error. For the avoidance of doubt, the amount described in clause (ii) is intended as a minimum floor and shall not be construed as a cap on the Buyout Price, and the Client shall have no right to elect the lower of the amounts used to determine the Buyout Price.. Upon the Company’s receipt of the Buyout Price in full, the Continuing Payment Obligations shall terminate and the Client shall be fully and finally released therefrom, and the clawback provisions of Section 9.4 shall not apply to any cessation of the Principal Business occurring after such payment; provided that the Client shall remain obligated to pay all Brand Amounts that accrued, or that relate to Brand Income earned, on or prior to the effective date of such buyout (whether or not then due), which amounts shall be paid as and when otherwise required under this Agreement. For the avoidance of doubt, exercise of the Buyout Right under this Section 9.9 shall supersede and preempt any clawback obligation that would otherwise arise under Section 9.4.

10.  Additional Covenants of Client

10.1.  Right to Purchase Insurance. The Client agrees that the Company (or its designee) shall have the right, at its own expense, to purchase and maintain one or more life insurance and/or disability insurance policies on the life and/or health of the Client. The Company (or its designee) shall be the sole owner and beneficiary of any such policy, and the Company shall be responsible for payment of all premiums associated with such insurance. The Client shall have no right, title, or interest in any such policy or its proceeds. The Client shall cooperate in good faith with the Company and any insurance carrier in connection with the application for and maintenance of such insurance, including by (a) submitting to reasonable medical examinations, (b) providing truthful and complete information as required by the insurer, (c) executing any documents reasonably necessary to effectuate or maintain such insurance, and (d) promptly forwarding to the Company any correspondence, notices, or documents relating to any such policy that the Client may receive. The Company shall be registered as the owner on all such policies. The Company shall have no obligation to purchase or maintain any such insurance, and the decision to do so shall be at the Company’s sole discretion.

10.2  Professional Conduct. The Client shall use good-faith efforts to maintain an active career in the Principal Business during the Term, subject to the Client’s personal and professional circumstances. This Agreement does not impose a duty on the Client to achieve any specific performance milestone. The Client agrees not to intentionally take actions that would foreseeably and materially diminish his ability to generate Brand Income, except as may be reasonable for health or family considerations. The Client shall abide by all material contractual obligations he has in the Principal Business, including the terms of any team or league contract, and shall conduct himself in a manner consistent with professional standards to the extent a failure to do so could cause a material decrease in Brand Income. For example, the Client shall not willfully incur a suspension or ban from the Principal Business without good cause. This Section does not grant the Company any control or decision-making power over the Client’s career decisions, personal behavior, or professional training, but expresses the expectation that the Client will act in good faith not to deliberately undermine the value of the revenue-sharing arrangement.

10.3.  Further Assurances. The Client shall execute and deliver such additional documents, and take such further actions, as may be reasonably requested by the Company or Manager to carry out the purpose and intent of this Agreement. This includes, without limitation, executing any certifications or notices needed for the Company to perfect its contractual rights to receive the Brand Amount (such as separate irrevocable payment instruction letters to third-party payors, or UCC financing statements if applicable to establish a security interest to secure payment). The Client shall also cooperate with the Company in good faith to adjust the mechanism of payment, or to modify this Agreement, if required by changes in law or regulation (including league rules or collective bargaining outcomes) in order to give effect to the original intent of the Parties in a lawful manner. The Client’s obligations under this Section 10.3 are in addition to, and not in limitation of, the irrevocable proxy and power of attorney granted to the Manager under Section 4.9.

10.4.  Spousal Consent. If the Client is married or subsequently marries during the Term, the Client shall use best efforts to obtain his spouse’s signature on a spousal consent or acknowledgement in a form reasonably requested by the Company. Such consent will acknowledge the spouse’s awareness of this Agreement (including the security interest in the Collateral and the irrevocable proxy and power of attorney granted to the Manager under Section 4.9) and, to the extent applicable under state marital or community property laws, will confirm that the spouse waives or releases any claim that this Agreement (including such security interest and proxy and power of attorney) is not fully enforceable against the Client’s share of marital property or community income. If the Client’s spouse declines to sign a consent, the Client shall promptly notify the Company and discuss in good faith whether alternate arrangements (such as additional security or escrow of funds) are necessary to protect the Company’s interests.

10.5.  Confidentiality of Company Information. The Client recognizes that, through interaction with the Company and Manager, the Client may receive or have access to non-public information regarding the Company’s business, operations, and plans. The Client agrees to hold in confidence any confidential or proprietary information of the Company or Manager provided to the Client and not to disclose it to any third party (except the Client’s advisors who are under duties of confidentiality) without the Company’s consent, except as required by law. Nothing herein limits the Client’s ability to disclose information about his own financial arrangements as needed for personal business or tax reasons, so long as the Client takes reasonable steps to ensure any third-party recipients (e.g., financial advisors, accountants) also keep such information confidential.

10.6.  Disclosure of Material Events.

(a)  The Client shall promptly notify the Company in writing of the occurrence of any Material Event (as defined below) during the Term of this Agreement and for a period of twelve (12) months thereafter, to the extent such Material Event relates to or could reasonably be expected to affect the Client’s performance under this Agreement, the Client’s reputation, or the value of the Company’s rights hereunder.

(b)  For purposes of this Agreement, a “Material Event” includes, but is not limited to, the following:

(i)  The commencement, threatened commencement, or written notice of any litigation, arbitration, or other legal proceeding involving the Client, whether as a plaintiff, defendant, or witness, that alleges or could reasonably be expected to allege claims of fraud, breach of contract, violation of law, or any other matter that could materially impact the Client’s ability to perform under this Agreement or the Client’s reputation;

(ii)  Any actual or alleged breach by the Client of any material contract, including but not limited to employment, endorsement, sponsorship, or agency agreements, or any contract relevant to the Client’s participation in the Principal Business;

(iii)  Any written or formal allegation, investigation, or charge by a league, governing body, regulatory authority, or law enforcement agency regarding unlawful activity, rule violations, or misconduct by the Client, including but not limited to allegations of doping, match-fixing, gambling, or other conduct that could result in suspension, fines, or disciplinary action;

(iv)  The imposition of any fine, suspension, ban, or other disciplinary measure by any league, team, governing body, or regulatory authority in connection with the Client’s professional activities;

(v)  Any public or media allegation of misconduct, unethical behavior, or other conduct that could reasonably be expected to materially harm the Client’s reputation or the value of the Company’s rights under this Agreement;

(vi)  Any event or circumstance that results in or could reasonably be expected to result in a material adverse effect on the Client’s ability to generate Brand Income, including but not limited to injury, illness, or loss of eligibility to participate in the Principal Business (other than as already covered by Section 9.6).

(c)  The Client shall provide written notice to the Manager of any Material Event as soon as practicable, and in any event within ten (10) Business Days after the Client becomes aware of such Material Event. The notice shall include reasonable details regarding the nature of the event, the parties involved, the potential or actual consequences, and any steps being taken to address or resolve the matter.

(d)  The Client shall keep the Company reasonably informed of any material developments or changes relating to any disclosed Material Event, including the resolution or settlement of any such matter.

(e)  The Company agrees to treat all information disclosed pursuant to this Section as Confidential Information, subject to the confidentiality provisions of this Agreement, except to the extent disclosure is required by law, regulation, or as necessary to protect the Company’s interests or enforce its rights under this Agreement.

(f)  The failure by the Client to timely disclose a Material Event as required by this Section shall constitute a material breach of this Agreement, entitling the Company to exercise its rights and remedies as set forth herein, including but not limited to the right to terminate the Agreement for cause pursuant to Section 9.3.

10.7  No Grant of Security Interests. During the Term of this Agreement, the Client shall not, without the prior written consent of the Company, grant, assign, pledge, or otherwise convey any security interest, lien, or other encumbrance in or to any portion of the Brand Income or any rights or proceeds relating thereto to any third party. Any attempt to do so shall be null and void and shall constitute a material breach of this Agreement.

10.8  No Diversion of Brand Income. During the Term, the Client shall not (a) cancel, revoke, reduce, or suspend the Autopay Authorization without the Company’s prior written consent (except to substitute an equivalent replacement Autopay Authorization as permitted under Section 4.3(e)), or (b) take any other action intended or reasonably likely to evade, defeat, or delay the Company’s right to receive the Brand Amount, except in each case as expressly permitted under Section 4.3(g) or Section 4.3(i). Any breach of this Section 10.8 shall constitute a material breach of this Agreement.

10.9  Maintenance of Collection Mechanism. During the Term, the Client shall: (a) establish and maintain the Autopay Authorization as described in Section 4.3; (b) configure the Autopay Authorization in an amount and with a frequency sufficient to remit the full Brand Amount as and when Brand Income is received; and (c) not cancel, revoke, reduce, suspend, or modify the Autopay Authorization without the Company’s prior written consent (except to substitute an equivalent replacement Autopay Authorization as permitted under Section 4.3(e)). Any unauthorized cancellation, revocation, reduction, suspension, or modification of the Autopay Authorization shall constitute a Collection Failure and a material breach of this Agreement, entitling the Company to all remedies available under this Agreement, including under Sections 4.6 and 9.3.

11.  Indemnification

11.1.  Indemnification by Client. The Client shall indemnify, defend, and hold harmless the Company, the Manager, and their respective affiliates, and each of their officers, directors, employees, and agents (collectively, the “Company Parties”), from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or relating to: (a) any breach or alleged breach by the Client of any representation, warranty, or covenant in this Agreement; (b) any failure by the Client to pay any required taxes or fulfill other obligations related to the Client’s receipt of Brand Income (except to the extent the failure was due to the Company’s breach of its obligations); (c) any claim by a third party (including any agent or former business partner of the Client) that it is entitled to any portion of the Brand Amount or that it suffered harm due to the Client’s granting of rights to the Company hereunder; or (d) the Client’s gross negligence or willful misconduct in the performance of this Agreement or in the Client’s activities generating Brand Income (for example, a third-party personal injury claim arising from the Client’s actions in the Principal Business, to the extent the Company or Manager is named as a defendant solely because of this Agreement). The Client’s indemnification obligation shall not apply to the extent any Losses are finally determined to result from a Company Party’s own fraud, gross negligence, or willful misconduct.

11.2.  Indemnification by Company. The Company shall indemnify, defend, and hold harmless the Client and the Client’s heirs, executors, and assigns (the “Client Parties”) from and against all Losses arising out of or relating to: (a) any breach or alleged breach by the Company of a representation, warranty, or covenant in this Agreement; (b) any third-party claim arising from the Company’s or Manager’s use of the Client Persona beyond the uses permitted by this Agreement or from the Company’s marketing or promotional activities for the Client, except to the extent the claim arises from information or materials supplied by the Client; (c) the gross negligence or willful misconduct of the Company, the Manager, or their agents in performing the Advisory Services or other obligations under this Agreement; or (d) any claim, action, or proceeding brought against the Client under federal or state securities laws solely as a result of the Company’s offering activities, provided that the Client did not solicit investors, make an offering-related statement, make a misrepresentation or omission, breach this Agreement, or otherwise engage in conduct giving rise to the claim. A third-party claim under clause (d) shall be subject to Section 11.3. The Company’s obligations shall not apply to the extent Losses are finally determined to result from the Client’s fraud, gross negligence, or willful misconduct. The obligations imposed by this Section are obligations of the Company, including with respect to the specified conduct of the Manager, and do not make the Manager a separate indemnifying party.

11.3.  Procedure. For a third-party claim, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and reasonably cooperate in the defense. The Indemnifying Party may control the defense and settlement, but may not settle in a manner that imposes liability or an admission of fault on the Indemnified Party without the Indemnified Party’s prior written consent, not to be unreasonably withheld. The Indemnified Party may participate with its own counsel at its own expense. Delayed notice relieves the Indemnifying Party only to the extent materially prejudiced. For a direct claim not involving a third party, the Indemnified Party shall give written notice describing the basis and amount of the claim in reasonable detail. The Indemnifying Party shall have thirty (30) days after receipt to accept or dispute the claim. If disputed, the claim shall be resolved under Section 14. No defense-control obligation applies to a direct claim.

11.4.  Survival. The provisions of this Section 11 shall survive the termination or expiration of this Agreement.

12.  Confidentiality

12.1.  Confidential Information. Each Party acknowledges that in connection with this Agreement it may receive or have access to confidential or proprietary information of the other Party (“Confidential Information”). Confidential Information includes, without limitation, non-public business plans, strategies, financial information, projections, personal or medical information about the Client, the terms and existence of this Agreement, except to the extent disclosed as expressly permitted by Section 13, by mutual agreement, or as required by law, any non-public materials related to the Company’s investors or financing, and any other information designated as confidential or that should reasonably be understood to be confidential given its nature and the circumstances of disclosure.

12.2.  Nondisclosure and Use. Each Party agrees that it will not disclose the Confidential Information of the other Party to any third party, and will not use the other Party’s Confidential Information for any purpose outside the scope of this Agreement, without the prior written consent of the other Party. Each Party may share Confidential Information of the other with its own affiliates, employees, legal or financial advisors, or agents who have a need to know it for purposes of this Agreement, provided they are under obligations of confidentiality at least as protective as those herein. Each Party shall protect the confidentiality of the other’s Confidential Information using the same degree of care as it uses to protect its own confidential information of similar importance, and at least reasonable care.

12.3.  Exceptions. The obligations of confidentiality in this Section shall not apply to information which: (a) is or becomes generally available to the public other than through a breach of this Agreement; (b) is received by the receiving Party on a non-confidential basis from a third party who is not known to be bound by a confidentiality obligation to the disclosing Party; (c) was already known or independently developed by the receiving Party without use of the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records; or (d) is required to be disclosed by law, regulation, or court order, provided that (if legally permitted) the receiving Party gives prompt notice to the disclosing Party of the intended disclosure and cooperates in any effort to limit or protect the disclosure.

12.4.  Public Announcements. Except for uses and statements expressly authorized by Section 13, neither Party shall issue a press release or public statement regarding this Agreement or the relationship between the Parties without the other Party’s prior written consent, which shall not be unreasonably withheld. Either Party may disclose the existence or terms of this Agreement to the extent required by applicable law, regulation, court order, or governmental inquiry. The Client may disclose the existence and terms of this Agreement in confidence to legal, tax, financial, and other professional advisors or as reasonably necessary for personal business, provided the recipients are subject to confidentiality obligations. Where legally permitted and practicable, the disclosing Party shall give advance notice, consider good-faith comments, and limit disclosure to what is required. Disclosures made in accordance with this Section or Section 13 do not violate this Agreement.

12.5.  Remedies. Each Party acknowledges that unauthorized use or disclosure of the other’s Confidential Information may cause irreparable harm for which monetary damages may be difficult to ascertain or an insufficient remedy. Accordingly, each Party agrees that the other Party shall be entitled to seek injunctive relief (without the necessity of posting bond) to prevent any actual or threatened breach of this Section 12, in addition to any other rights and remedies available at law or in equity.

13.  Publicity Rights and Use of Client Persona

13.1.  License to Use Client Persona. The Client hereby grants to the Company and the Manager a non-exclusive, worldwide, royalty-free right and license to use the Client Persona during the Term, and in any event until this Agreement is terminated or expires, in connection with the Company’s performance under this Agreement and the promotion thereof. This license includes the right for the Company and Manager to use, reproduce, distribute, and publicly display the Client’s name, image, likeness, and other elements of the Client Persona in advertising, marketing, press releases, investor communications, social media, and on the Agentiq Sports online platform or app, solely for the purpose of describing or promoting: (a) the Advisory Services and brand initiatives being performed for the Client; (b) the Client’s association with the Company as a client; and/or (c) the Client’s background and achievements as relevant to the Company’s business. Any such use shall be consistent with professional standards and shall not be disparaging or defamatory toward the Client. The Company will consult with the Client on major publicity materials where feasible, but final editorial control remains with the Company for materials it produces.

13.2.  No Endorsement of Third Parties. Except as expressly agreed by the Client, the license granted in Section 13.1 does not include the right to use the Client Persona to endorse or advertise any specific third-party product or service (unrelated to this Agreement or the Company’s own services). The Company will not, for example, use the Client’s persona in a manner that suggests the Client is directly endorsing a product, sponsor, or commercial entity, unless such use is part of a campaign or initiative that has been discussed with and approved by the Client. If the Company desires the Client to participate in any endorsements or promotional events beyond the scope of this Agreement, including any compensation or additional terms for such activities, the Parties may separately agree to any such arrangements in writing.

13.3.  Public Statements by Client. The Client agrees not to make any public statement or engage in any publicity that disparages or places in a negative light the Company, the Manager, or any of their affiliated entities, or that reveals confidential aspects of this Agreement. The Client may state factual information such as “I have partnered with [Company Name] to build my brand” or similar positive or neutral descriptions. The Client shall refer any media inquiries about the Company or this Agreement to the Manager. The Client’s obligations under this Section shall not restrict the Client’s ability to comment on general industry topics or on his personal career outside the scope of this Agreement, and shall not apply to truthful statements made in legal or arbitral proceedings.

13.4.  Approval of Materials. To avoid conflicts with the Client’s other endorsement deals or personal branding, the Company agrees to consider in good faith any reasonable requests by the Client to modify or remove specific uses of the Client Persona that the Client believes conflict with the Client’s existing personal brand or contractual commitments. The Client will notify the Company of any known restrictions (e.g., if the Client has an exclusive apparel sponsor and cannot appear wearing competing logos) so that the Company can take those into account in advance. The Company shall use commercially reasonable efforts to accommodate such restrictions in any public-facing materials or events involving the Client.

13.5.  Ownership and Goodwill. All goodwill arising from the Company’s authorized use of the Client Persona shall inure to the benefit of the Client. The Company acknowledges that, except for the license rights granted herein, it has no ownership or proprietary interest in the Client Persona. Conversely, the Client acknowledges that any materials (e.g., promotional videos, articles, or content) created by the Company or Manager that include elements of the Client Persona and are used to promote the Company’s business may also include the Company’s or Manager’s intellectual property (logos, trademarks, creative content), and the Company retains ownership of those materials (subject to the Client’s continuing rights in his persona). Neither Party will challenge the other’s ownership of its pre-existing intellectual property or persona rights.

13.6.  Ambassador Activities. At the Company’s reasonable request and subject to the Client’s professional schedule, the Client agrees to participate in two promotional events or media appearances per year (“Ambassador Activities”) to help promote the brand partnership or the Company’s platform (such as interviews, social media live sessions, or client spotlights). The specific nature and timing of any Ambassador Activities shall be mutually agreed, and the Client shall not be obligated to engage in any activity that would unreasonably interfere with the Client’s duties in the Principal Business or other prior commitments. Unless otherwise agreed, the Client will not receive separate compensation for such agreed Ambassador Activities beyond the consideration provided in this Agreement, but the Company will reimburse any reasonable pre-approved travel or lodging expenses incurred for an agreed event.

13.7.  Autograph Obligation. During the Term, the Client shall provide the Company or its designee with three hundred (300) autographed items in the aggregate, which may include photographs, memorabilia, trading cards, jerseys, or other items designated by the Company, for use in fan-engagement initiatives and promotional campaigns. The Company or its designee shall provide the items to be signed, bear the costs of obtaining and delivering those items, and coordinate with the Client on a mutually convenient schedule. The Client shall complete each requested group of autographs within a reasonable period after the request. The Company or its designee shall use commercially reasonable efforts to minimize disruption to the Client’s training and competition schedule.

13.8.  Yearly Fan Meet-Up. During each calendar year of the Term, including a partial calendar year, the Client shall participate in one (1) in-person fan-engagement event organized by the Company or its designee (each, a “Fan Meet-Up”). The Company or its designee shall be responsible for all logistics, venue arrangements, and costs associated with the Fan Meet-Up. The Company or its designee shall provide at least sixty (60) days’ prior written notice of the proposed date, time, and location, unless the Client agrees to a shorter notice period. The Company or its designee and the Client shall cooperate in good faith to schedule the Fan Meet-Up at a mutually convenient time and location that does not conflict with the Client’s training, competition, or other professional obligations. A Fan Meet-Up shall not exceed four (4) hours, excluding reasonable travel time. If fewer than sixty (60) days remain in the first partial calendar year of the Term and the Client does not agree to shorter notice, the Fan Meet-Up for that partial year may be held during the first sixty (60) days of the following calendar year; in that event, the single Fan Meet-Up shall satisfy the obligation for both the first partial calendar year and the calendar year in which it is held. A Fan Meet-Up is in addition to the Ambassador Activities required by Section 13.6 unless the Company agrees in writing that it will satisfy one Ambassador Activity for the applicable year. The Client shall have no obligation to participate in more than one (1) Fan Meet-Up during any calendar year under this Section 13.8.

14.  Dispute Resolution

14.1.  Negotiation. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof (a “Dispute”), the Parties shall first attempt in good faith to resolve the Dispute informally. Either Party may initiate this negotiation process by providing written notice to the other Party of the issue. The Parties (and their representatives, if applicable) shall meet and confer within ten (10) Business Days of such notice (whether in person or by teleconference) to discuss the Dispute and seek a mutually agreeable solution. If the Dispute involves financial calculations or accounting matters, the Parties may involve accountants or advisors in the discussion.

14.2.  Arbitration. If the Parties are unable to resolve a Dispute through negotiation within fifteen (15) Business Days after the initial notice of the Dispute, or such longer period as they mutually agree, the Dispute shall be finally settled by binding arbitration. The arbitration shall be administered by JAMS, or, if JAMS is unavailable, a comparable reputable arbitration organization, and held at a place determined by the Company or virtually if mutually agreed. A single arbitrator knowledgeable in contract and commercial law shall be selected by mutual agreement from the JAMS panel or, if the Parties cannot agree, under the applicable JAMS selection rules. The arbitration shall follow the JAMS Streamlined Arbitration Rules and Procedures then in effect, except that the JAMS Comprehensive Arbitration Rules and Procedures shall apply if the amount in controversy exceeds $250,000, in each case as modified by this Agreement.

14.3.  Arbitration Procedure. The arbitrator shall allow reasonable discovery, taking into account the needs of the Parties and the importance of the issues. The arbitrator is empowered to grant any remedy or relief that the Parties could have received in court, including injunctive relief and attorney’s fee awards, subject to the limitations of this Agreement. The arbitrator’s award shall be written, shall state the essential findings and conclusions upon which the award is based, and shall be final and binding on the Parties. Judgment on the arbitration award may be entered in any court having jurisdiction.

14.4.  No Class Actions. The Parties further agree that any arbitration shall be conducted in their individual capacities only and not as a class action or other representative action, and the Parties expressly waive their right to file a class action or seek relief on a class basis. THE PARTIES AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. If any court or arbitrator determines that the class action waiver set forth in this paragraph is void or unenforceable for any reason or that an arbitration can proceed on a class basis, then the arbitration provision set forth above shall be void in its entirety and the Parties shall be deemed to have not agreed to arbitrate disputes.

14.5  Confidentiality of Proceedings. The Parties agree that any arbitration (or negotiation) conducted under this Section 14 shall be confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any oral or written arguments or decisions made in the arbitration shall not be disclosed to any third party, except to the extent necessary to enforce an award, to pursue a legal right, or as required by law.

14.6  Interim Relief. Notwithstanding the foregoing arbitration provisions, either Party may at any time seek interim or preliminary injunctive relief from a court of competent jurisdiction (consistent with Section 15.7) in order to prevent irreparable harm, maintain the status quo, or enforce the confidentiality or intellectual property provisions of this Agreement, pending the outcome of arbitration. Seeking such relief shall not be deemed a waiver of the right to arbitrate.

14.7.  Fees and Expenses. The Parties shall share equally the administrative fees and arbitrator’s fees. Each Party shall otherwise bear its own attorneys’ fees and costs, except that (a) the arbitrator may award reasonable costs and attorneys’ fees to the prevailing Party if the arbitrator determines that the other Party’s position was frivolous or taken in bad faith, and (b) nothing in this Section limits the Client’s express obligations to reimburse enforcement and collection expenses under Section 8.4 or either Party’s indemnification obligations under Section 11.

15.  Miscellaneous Provisions

15.1.  Assignment. The Client may not assign, delegate, or transfer this Agreement or any right or obligation hereunder, whether by operation of law or otherwise, without the Company’s prior written consent. Any attempted assignment by the Client without consent is null and void. The Company may assign its rights and obligations, in whole or in part, to (a) an Affiliate or successor, (b) a transferee of all or substantially all of the Company’s rights in the Brand Amount, including a Revenue Share Trust, or (c) a person or entity that acquires the Company or a controlling interest in the Company, provided that the assignee assumes in writing all obligations of the Company included in the assignment. The Company shall not be released from any assigned obligation unless the assignee has expressly assumed that obligation in writing. Upon a permitted assignment, the assignee shall succeed to the assigned rights and obligations. The security interest and the proxy and power of attorney under Section 4.9 shall automatically inure to the assignee or successor and, with respect to the proxy and power of attorney, the manager or trustee of that assignee or successor. At the Company’s reasonable request, the Client shall execute a confirmatory grant in favor of the applicable manager or trustee. The Company shall comply with Section 4.8 before any voluntary dissolution or cessation of existence. This Agreement binds and benefits the Parties and their permitted successors and assigns.

15.2.  Authority of Manager. The Client acknowledges that the Manager is the sole manager of the Company and that, pursuant to the Company’s governing documents, the Manager has the exclusive authority to manage and control the affairs of the Company, including the administration and enforcement of this Agreement. Accordingly, any rights, elections, consents or actions of the Company under this Agreement may be exercised or performed by the Manager on the Company’s behalf (including the irrevocable proxy and power of attorney granted to the Manager under Section 4.9), and any notice to be given to the Company under this Agreement should be given to the Manager (as provided in the Notice section below). The Client agrees that the Manager is an intended third-party beneficiary of this Agreement to the extent necessary to enable the Manager to enforce the Company’s rights and to perform the Company’s obligations hereunder (including the right to receive payments on the Company’s behalf and the right to act as proxy and attorney-in-fact under Section 4.9). If the Manager is replaced, the new Manager shall automatically be substituted as the “Manager” for purposes of this Agreement, including for purposes of the proxy and power of attorney granted under Section 4.9.

15.3.  Entire Agreement. This Agreement (including any exhibits or schedules hereto, which are hereby incorporated by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether written or oral, between the Parties concerning such subject matter. Each Party acknowledges that it has not relied on any representations, warranties, or covenants not expressly contained in this Agreement in deciding to enter into this Agreement.

15.4.  Amendment and Waiver. This Agreement may not be modified or amended except by a written instrument executed by both Parties (and, with respect to the Company, signed by an authorized officer of the Manager). No waiver of any provision of this Agreement shall be effective unless set forth in a written waiver signed by the Party waiving the provision. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any further exercise of that or any other right or remedy.

15.5.  Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid, illegal, or unenforceable by a court or arbitrator of competent jurisdiction, such provision shall be enforced to the maximum extent permissible, and the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby. The Parties shall negotiate in good faith to modify the Agreement to implement the intent of the invalid or unenforceable provision to the fullest extent possible in a valid and enforceable manner.

15.6.  Notices. All notices, requests, consents, and other communications required or permitted under this Agreement (each, a “Notice”) shall be in writing and shall be deemed given: (a) upon personal delivery; (b) upon the recipient’s written confirmation of receipt, if sent by email; (c) one (1) Business Day after deposit with a nationally recognized overnight courier, with tracking; or (d) three (3) Business Days after deposit in registered or certified U.S. mail, return receipt requested and postage prepaid. Notices shall be sent to the addresses and email addresses stated below, or to another address designated by Notice.

If to the Company:

Agentiq Sports 1 Series Hunter Dobbins
(c/o Agentiq Sports, Inc., Manager)
445 Bryant St.
San Francisco, CA 94107
Email: zach@agentiqsports.com

With a copy to:

Bevilacqua PLLC

800 Connecticut Avenue, N.W., Suite 300

Washington, DC 20036

Attention: Lou Bevilacqua, Esq

lou@bevilacquapllc.com

If to the Client:

At the physical address and email address stated on the signature page or most recently provided by the Client to the Company in writing for Notice purposes.

Either Party may change its Notice information by providing Notice to the other Party in accordance with this Section 15.6.

15.7.  Governing Law. This Agreement and any disputes arising under or related to it (including any arbitration proceedings) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law principles that would result in the application of the laws of another jurisdiction. Subject to the arbitration provisions above, and for the limited purposes of court actions permitted under Section 14.6 or enforcement of arbitration awards, each Party hereby consents to the exclusive jurisdiction of the state and federal courts located in Delaware. Each Party waives any objection based on forum non conveniens or any objection to venue of any such court.

15.8.  Relationship of Parties. The Parties are independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, agency, franchise, or employment relationship between the Parties. The Client is not an employee or agent of the Company or Manager, and the Company is not an agent of the Client. Neither Party has the authority to bind the other to any third party, contractually or otherwise, except as explicitly set forth herein. The Client acknowledges that the Company’s role is limited to providing the Advisory Services and receiving the Brand Amount; the Company is not undertaking the management of the Client’s career or assuming the role of a professional agent or manager for the Client.

15.9.  No Third-Party Beneficiaries. Except for the Manager, the Company Parties, the Client Parties, and other indemnitees expressly entitled to rights under this Agreement, solely to the extent of those express rights, this Agreement is for the sole benefit of the Company and the Client and their permitted successors and assigns. Nothing in this Agreement confers any legal or equitable right, benefit, or remedy on any other person or entity.

15.10.  Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, email (pdf), or by an electronic signing service (e.g., DocuSign) shall be effective and binding as original signatures. Each Party agrees that the electronic signatures of the Parties, whether digital or encrypted, are intended to authenticate this writing and to have the same force and effect as manual signatures.

15.11.  Headings; Interpretation. The headings and section numbers in this Agreement are for convenience only and shall not affect its interpretation. References to “Sections” are to sections of this Agreement unless otherwise noted. “Including” means “including without limitation.” Both Parties have participated in the negotiation and drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Brand Advisory Agreement as of the last date set forth below.

COMPANY

Agentiq Sports 1 Series Hunter Dobbins,
a series of Agentiq Sports 1 Series LLC

By and through its Manager,
Agentiq Sports, Inc.

By:	/s/ Zachary Kurtz
Name:	Zachary Kurtz
Title:	Chief Executive Officer

September 8, 2026
(Date)

CLIENT:

/s/ Hunter Dobbins
(Signature)

Hunter Dobbins
(Print Name)

September 8, 2026
(Date)

[Exhibits Follow]

EXHIBIT A

Client Acknowledgment

(See Attached)

CLIENT ACKNOWLEDGMENT

In connection with the Brand Advisory Agreement (the “Agreement”) between Hunter Dobbins (the “Client”) and Agentiq Sports 1 Series Hunter Dobbins, a designated series of Agentiq Sports 1 Series LLC (the “Company”), the Client acknowledges and confirms each of the statements below by placing the Client’s initials next to such statement. Capitalized terms used but not otherwise defined in this Exhibit A have the meanings given to them in the Agreement.

Instructions: Please place your initials in the space provided next to each statement to confirm your understanding.

1. The Company has agreed to pay you a total Initial Advisory Payment of $300,000, consisting of an initial installment of $30,000 within thirty (30) days after the Effective Date and a remaining $270,000 on or before January 8, 2027 (the “Final Payment Date”), subject to the terms of the Agreement.

/s/ HD

2. In exchange for the Initial Advisory Payment, you agree to pay the Company the Brand Amount, equal to three percent (3%) of your Brand Income (as defined in the Agreement) during the Term. The Brand Percentage does not adjust based on the timing or amount of any installment.

/s/ HD

3. For example, when the Company pays you the full Initial Advisory Payment of $300,000 USD and you earn $10,000,000 USD in Brand Income during the Term, you will pay the Company $300,000 USD in the aggregate (representing 3% of that Brand Income) as you earn that income.

/s/ HD

4. If the Company does not pay an installment when due, you may give written notice and the Company has thirty (30) days after receipt to cure. If the Company does not cure, the Agreement terminates automatically unless you waive termination in a signed writing. You may keep amounts previously paid, but may not compel or recover the unpaid installment, all as provided in Section 9.3(a).

/s/ HD

5. You will pay the Brand Amount to the Company through an automatic recurring transfer (autopay) from your bank account, and otherwise in accordance with the terms of the Agreement.	/s/ HD

6. If you do not pay the Company when required under the Agreement, the Company may seek to enforce the Agreement against you. You may be required to pay all amounts owed, including any unpaid Brand Amount or applicable Clawback Repayment Amount, interest, applicable late fees, and enforcement or collection costs recoverable under the Agreement. An ordinary Brand Amount payment default does not itself permit termination, although the Company may exercise applicable collection, security, and acceleration rights.

/s/ HD

7. You understand that, in the future, if you propose to transfer or assign any additional interest in any future earnings from the Principal Business that would constitute Brand Income, you must provide the Company with prior written notice of your intent to proceed with the opportunity, and the Company will have the right to evaluate that opportunity and will have a right of first refusal to acquire the additional interest in such earnings on substantially similar terms.	/s/ HD

IN WITNESS WHEREOF, the Client has executed and delivered this Exhibit A (Client Acknowledgment) as of the date set forth below, and hereby confirms that the Client has read and understood each of the acknowledgments set forth above and has initialed each such acknowledgment in the space provided.

CLIENT:

/s/ Hunter Dobbins
(Signature)

Hunter Dobbins
(Print Name)

September 8, 2026
(Date)